Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Incentive Stock Option Plan, 2013 Equity Incentive Plan and 2013 Employee Stock Purchase Plan of Mirati Therapeutics, Inc. of our report dated May 8, 2013, except for Note 21, as to which the date is June 28, 2013, with respect to the consolidated financial statements of Mirati Therapeutics, Inc. included in its Registration Statement (Form 10 No. 001-35921), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP(1)
Montreal, Canada
July 15, 2013

(1) CPA auditor, CA, public accountancy permit no. A120254